As filed with the Securities and Exchange Commission on June 12, 2003

Registration No. 333-102590

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

ON

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

K2 INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	95-2077125
(State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification Number)

2051 Palomar Airport Road Carlsbad, California	92009
(Address of principal executive offices)	(Zip Code)

Options Assumed by K2 Inc. Originally Granted Under the

Rawlings Sporting Goods Company, Inc. 1994 Long-Term Incentive Plan,

Rawlings Sporting Goods Company, Inc. 1994 Non-Employee Directors’ Stock Plan,

Rawlings Sporting Goods Company, Inc. 2000 Non-Employee Directors’ Stock Plan

and

Amended and Restated Employment Agreement of Stephen M. O’Hara

(Full title of the plans)

JOHN J. RANGEL

2051 Palomar Airport Road

Carlsbad, California 92009

(Name and address of agent for service)

(760) 494-1000

(Telephone number, including area code, of agent for service)

Copies to:

Bradford P. Weirick

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071

(213) 229-7000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee(4)

Common Stock, par value $1.00 per share(1)	1,410,472	N/A	N/A	N/A

(1)	Includes rights to purchase shares of K2 Inc. common stock, par value $1.00, pursuant to K2 Inc.’s shareholder rights plan, which rights are not currently separable from the shares of common stock and are not currently exercisable.
(2)	The shares are subject to options assumed by K2 Inc. as of March 26, 2003. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers additional securities that may be issuable under the Rawlings Sporting Goods Company, Inc. 1994 Long-Term Incentive Plan, the Rawlings Sporting Goods Company, Inc. 1994 Non-Employee Directors’ Stock Plan, the Rawlings Sporting Goods Company, Inc. 2000 Non-Employee Directors’ Stock Plan and the Amended and Restated Employment Agreement of Stephen M. O’Hara as a result of stock splits, stock dividends, recapitalization or other similar transactions.
(3)	K2 Inc. previously registered 10,782,026 shares of its common stock under its Registration Statement on Form S-4 (No. 333-102590), which was declared effective on February 25, 2003. The number of shares previously registered was based on the maximum number of shares of K2 Inc. common stock and options to purchase K2 Inc. common stock issuable pursuant to the merger in exchange for the outstanding shares of Rawlings Sporting Goods Company, Inc. common stock and options to purchase Rawlings Sporting Goods Company, Inc. common stock.
(4)	A registration fee of $9,346 was previously paid in connection with the registration of 10,782,026 shares of K2 Inc. common stock under its Registration Statement on Form S-4 (No. 333-102590). The registration fee paid with respect to the Form S-4 was calculated pursuant to Rule 457(c) and 457(f) under the Securities Act of 1933, as amended. As the shares of K2 Inc. common stock subject to the options assumed by K2 Inc. were included in the Form S-4 for which a registration fee of $9,346 was paid, no fee is payable herewith.

EXPLANATORY NOTE

K2 Inc., a Delaware corporation, referred to as the Registrant, hereby amends its Registration Statement on Form S-4 (No. 333-102590) by filing this Post-Effective Amendment No. 1 on Form S-8 relating to 1,410,472 shares of its common stock, par value $1.00 per share, referred to as Common Stock, issuable upon the exercise of stock options previously granted under certain option plans of Rawlings Sporting Goods Company, Inc., a Delaware corporation, referred to as Rawlings, including Rawlings’ 1994 Long-Term Incentive Plan, Rawlings’ 1994 Non-Employee Directors’ Stock Plan, Rawlings’ 2000 Non-Employee Directors’ Stock Plan and the Amended and Restated Employment Agreement of Stephen M. O’Hara, collectively referred to as the Plans.

The shares of Common Stock registered hereunder are subject to options assumed by the Registrant pursuant to an Agreement and Plan of Merger, dated as of December 15, 2002, by and among the Registrant, Lara Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant, and Rawlings. Pursuant to the terms of the Agreement and Plan of Merger, each share of Rawlings common stock was converted into 1.08 shares of Common Stock and each option to purchase a share of Rawlings common stock was converted into an option to purchase 1.08 shares of Common Stock.

The designation of this Post-Effective Amendment as Registration No. 333-102590 denotes that the Post-Effective Amendment relates only to the shares of Common Stock issuable upon exercise of the options previously granted pursuant to the Plans covered by this Post-Effective Amendment and assumed by the Registrant pursuant to the terms of the Agreement and Plan of Merger and which were previously included on the Registration Statement on Form S-4.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended, the Securities Act. Such documents need not be filed with the Securities and Exchange Commission, the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the SEC are incorporated herein by reference, as of their respective dates, in this Registration Statement:

(a) Annual Report on Form 10-K for the period ended December 31, 2002, filed with the SEC on March 31, 2003.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, the Exchange Act, since the end of the fiscal year covered by the annual report referred to in (a) above.

(c) The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A, filed on August 21, 1989, as amended, the Registrant’s Registration Statement on Form 8-A, filed on August 9, 1999, and the Registrant’s Registration Statement on Form S-4/A, filed on February 25, 2003, including any amendment or report filed for the purpose of updating such description.

(d) The description of the Preferred Stock Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A, filed with the SEC on August 9, 1999, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law, as amended, allows a corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of directors of the corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director (a) breached his/her duty of loyalty to the corporation or its stockholders, (b) acted not in good faith or in knowing violation of a law, (c) authorized the payment of a dividend or approved a stock repurchase in violation of Delaware General Corporation Law or (d) obtained an improper personal benefit from a transaction.

Section 145 of the Delaware General Corporate Law permits a corporation to indemnify a person who was or is a party or is threatened to be made a party to any threatened, pending or completed third party proceeding, other than an action by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify any of its directors or officers against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that the corporation shall not indemnify such person if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The rights granted under this section of the Delaware General Corporate Law are not exclusive of any other rights to which such person is entitled. The corporation may purchase and maintain insurance on behalf of such persons against any liability asserted against or incurred by such persons in any capacity as or arising out of such persons’ status as an director, officer, employee or agent of the corporation.

Section 174 of the Delaware General Corporation Law provides, among other things, that all directors who willfully or negligently approve an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for the full amount paid out in connection with these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts. Any director against whom a claim is successfully asserted may recover contribution from any other directors who voted or concurred in the unlawful action.

Article 17 of the Registrant’s Restated Certificate of Incorporation, as amended, includes a provision eliminating the personal liability of its officers and directors for monetary damages for breach of fiduciary duty as a director to the fullest extent authorized by, and subject to the limitations expressed in Delaware law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, Article 18 of the Restated Certificate provides that: (a) the Registrant is required to indemnify its directors, officers and persons serving at the request of the Registrant as a director, officer, employee or agent of another corporation or business entity, to the fullest extent permitted by Delaware law; (b) the Registrant may indemnify employees and agents of the Registrant with the same scope and effect as the indemnification provided to officers and directors; (c) the Registrant will advance amounts as required by law after the director or officer delivers to the Registrant an undertaking to repay all amounts advanced if it is determined that the director or officer is not entitled to indemnification; (d) the director or officer may bring suit against the Registrant to recover an amount if the director or officer was successful in whole or in part and the Registrant has not paid the director or officer within thirty days of receipt of the director or officer’s claim for payment; (e) the rights conferred in the Restated Certificate are not exclusive of any other right which the director or officer may have, or thereafter acquire under any statute, provision of the Restated Certificate, bylaw, agreement or otherwise; and (f) the Registrant may maintain director and officer liability insurance at its own expense.

Item 7. Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

Unless otherwise indicated below as being incorporated by reference from another filing of the Registrant with the SEC, each of the following exhibits is filed herewith:

Exhibit Number	Exhibit

4.1	Rawlings Sporting Goods Company, Inc. 1994 Long-Term Incentive Plan, as amended.

4.2

Rawlings Sporting Goods Company, Inc. 1994 Non-Employee Directors’ Stock Plan, as amended, filed as Exhibit 4.1 to the Registration Statement on Form S-8 of Rawlings Sporting Goods Company, Inc. filed on September 27, 2001 (No. 333-70368), and incorporated herein by reference.

4.3

Rawlings Sporting Goods Company, Inc. 2000 Non-Employee Directors’ Stock Plan, as amended, filed as Exhibit 4.1 to the Registration Statement on Form S-8 of the Registrant filed on April 11, 2003 (No. 333-104492), and incorporated herein by reference.

4.4

Amended and Restated Employment Agreement of Stephen M. O’Hara, dated as January 7, 2000, filed as Exhibit 4.2 to the Registration Statement on Form S-8 of Rawlings Sporting Goods Company, Inc. filed on August 4, 2000 (No. 333-43124), and incorporated herein by reference.

4.5	Restated Certificate of Incorporation dated May 4, 1989, filed as Exhibit (3)(a) to the Registrant’s Form 10-K for the year ended December 31, 1989, and incorporated herein by reference.

4.6

Certificate of Amendment of Restated Certificate of Incorporation dated May 31, 1995, filed as Exhibit 3(a)(ii) to the Registrant’s Form 10-K for the year ended December 31, 1995, and incorporated herein by reference.

4.7	Certificate of Amendment of Restated Certificate of Incorporation, filed as Exhibit (3)(i) to the Registrant’s Form 10-Q for the quarter ended June 30, 1996, and incorporated herein by reference.

4.8	Certificate of Amendment of Restated Certificate of Incorporation dated March 28, 2003, filed as Exhibit 3.1 to the Registrant’s Form 8-K filed on April 1, 2003, and incorporated herein by reference.

4.9	By-Laws of K2 Inc., as amended, filed as Exhibit 3 to the Registrant’s Form 10-Q for the quarter ended June 30, 1999, and incorporated herein by reference.

4.10	Rights Agreement dated July 1, 1999, between K2 Inc. and Harris Trust Company, filed as Item 2, Exhibit 1 to the Registrant’s Form 8-A filed on August 9, 1999, and incorporated herein by reference.

5.1	Legal Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on signature page of the Registration Statement on Form S-4 of the Registrant (No. 333-102590) filed January 17, 2003).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on the 12th day of June, 2003.

K2 INC.

By:	/s/ RICHARD J. HECKMANN
Richard J. Heckmann Title: Chief Executive Officer Director and Chairman of the Board

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD J. HECKMANN Richard J. Heckmann	Chief Executive Officer, Director and Chairman of the Board (Principal Executive Officer)	June 12, 2003

/s/ JOHN J. RANGEL John J. Rangel	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 12, 2003

/s/ JOHN J. RANGEL John J. Rangel	Attorney-in-Fact, signing on behalf of the following directors: Jerry E. Goldress, Wilford D. Godbold, Jr., Robin E. Hernreich, Lou Holtz, Stewart M. Kasen, Alfred E. Osborne Jr. and Dan Quayle.	June 12, 2003

FORM S-8

K2 INC.

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Rawlings Sporting Goods Company, Inc. 1994 Long-Term Incentive Plan, as amended.

4.2

Rawlings Sporting Goods Company, Inc. 1994 Non-Employee Directors’ Stock Plan, as amended, filed as Exhibit 4.1 to the Registration Statement on Form S-8 of Rawlings Sporting Goods Company, Inc. filed on September 27, 2001 (No. 333-70368), and incorporated herein by reference.

4.3

Rawlings Sporting Goods Company, Inc. 2000 Non-Employee Directors’ Stock Plan, as amended, filed as Exhibit 4.1 to the Registration Statement on Form S-8 of the Registrant filed on April 11, 2003 (No. 333-104492), and incorporated herein by reference.

4.4

Amended and Restated Employment Agreement of Stephen M. O’Hara, dated as January 7, 2000, filed as Exhibit 4.2 to the Registration Statement on Form S-8 of Rawlings Sporting Goods Company, Inc. filed on August 4, 2000 (No. 333-43124), and incorporated herein by reference.

4.5	Restated Certificate of Incorporation dated May 4, 1989, filed as Exhibit (3)(a) to the Registrant’s Form 10-K for the year ended December 31, 1989, and incorporated herein by reference.

4.6

Certificate of Amendment of Restated Certificate of Incorporation dated May 31, 1995, filed as Exhibit 3(a)(ii) to the Registrant’s Form 10-K for the year ended December 31, 1995, and incorporated herein by reference.

4.7	Certificate of Amendment of Restated Certificate of Incorporation, filed as Exhibit (3)(i) to the Registrant’s Form 10-Q for the quarter ended June 30, 1996, and incorporated herein by reference.

4.8	Certificate of Amendment of Restated Certificate of Incorporation dated March 28, 2003, filed as Exhibit 3.1 to the Registrant’s Form 8-K filed on April 1, 2003, and incorporated herein by reference.

4.9	By-Laws of K2 Inc., as amended, filed as Exhibit 3 to the Registrant’s Form 10-Q for the quarter ended June 30, 1999, and incorporated herein by reference.

4.10	Rights Agreement dated July 1, 1999, between K2 Inc. and Harris Trust Company, filed as Item 2, Exhibit 1 to the Registrant’s Form 8-A filed on August 9, 1999, and incorporated herein by reference.

5.1	Legal Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on signature page of the Registration Statement on Form S-4 of the Registrant (No. 333-102590) filed January 17, 2003).